Exhibit 99.1

         #14-06
News Release
CONTACT:
Greg Powell
Vice President, Investor Relations
B/E Aerospace
(561) 791-5000 ext. 1450

B/E AEROSPACE REPORTS FOURTH QUARTER AND FULL YEAR 2013 RESULTS;
FOURTH QUARTER EPS OF $0.90 UP 23% AND FULL YEAR 2013 EPS OF $3.55 UP 25%,
BOTH EXCLUDING FOURTH QUARTER ACQUISITION COSTS

WELLINGTON, FL, January 30, 2014 – B/E Aerospace, Inc. (NASDAQ: BEAV), the world’s leading manufacturer of aircraft cabin interior products and the world’s leading provider of aerospace fasteners, consumables and logistics services, today announced its fourth quarter and full year 2013 financial results.
FOURTH QUARTER 2013 HIGHLIGHTS COMPARED WITH FOURTH QUARTER PRIOR YEAR

•	Revenues increased 12 percent.

•	Operating earnings, excluding 2013 acquisition costs, increased 18 percent.

•	Earnings per diluted share, excluding 2013 acquisition costs, were $0.90, an increase of 23 percent.

•	Strong bookings of approximately $920 million.

FULL YEAR 2013 HIGHLIGHTS COMPARED WITH FULL YEAR 2012

•	Revenues of $3.48 billion increased 13 percent.

•	Operating earnings of $629 million increased 17 percent and operating margin of 18.1 percent expanded 60 basis points.

•	Earnings per diluted share, excluding 2013 acquisition costs, were $3.55, an increase of 25 percent as compared with the prior year period adjusted to exclude 2012 debt prepayment costs.

FOURTH QUARTER CONSOLIDATED RESULTS

Fourth quarter 2013 revenues of $903.1 million increased 12.4 percent, as compared with the prior year period.

Fourth quarter 2013 operating earnings, excluding $5.2 million of costs related to recent acquisitions (2013 acquisition costs), were $162.1 million, an increase of 17.4 percent, and operating margin, adjusted to exclude 2013 acquisition costs, was 17.9 percent, representing an increase of 70 basis points as compared to the prior year period.  GAAP operating earnings of $156.9 million increased 13.6 percent and GAAP operating margin of 17.4 percent expanded by 20 basis points.

Fourth quarter 2013 net earnings and earnings per diluted share, excluding 2013 acquisition costs, were $94.3 million and $0.90 per share, representing increases of 25.4 percent and 23.3 percent, respectively, as compared with the prior year period.  GAAP fourth quarter 2013 net earnings and GAAP earnings per diluted share were $90.6 million and $0.87 per share, increases of 20.5 percent and 19.2 percent, respectively.

Commenting on the Company’s recent performance, Amin J. Khoury, Chairman and Chief Executive Officer of B/E Aerospace said, “I am pleased to report that our 2013 results were the best in the Company’s history, and included record revenues, bookings, backlog, operating earnings, operating margin, net earnings and earnings per share.”

Mr. Khoury continued, “Our revenue growth for the full year was primarily driven by demand related to the strong commercial aircraft delivery cycle, further aided by strong growth in wide-body aircraft deliveries, and strengthening shipments of supplier furnished equipment (SFE) products from our awarded but unbooked backlog.  In addition, we are pleased to report that aftermarket demand, which began to pick up in the second quarter of 2013, has continued to reflect solid growth in demand.”

FOURTH QUARTER SEGMENT RESULTS

The following is a tabular summary and commentary of revenues and operating earnings by segment for the three months ended December 31, 2013 and 2012:

	REVENUES
	($ in millions)
Segment	2013	2012	% Change
Commercial aircraft	$476.9	$398.6	19.6%
Consumables management	323.6	301.8	7.2%
Business jet	102.6	102.8	-0.2%
Total	$903.1	$803.2	12.4%

	OPERATING EARNINGS
	($ in millions)
Segment	2013	2012	% Change
Commercial aircraft	$84.0	$68.6	22.4%
Consumables management *	55.1	54.8	0.5%
Business jet	17.8	14.7	21.1%
Total	$156.9	$138.1	13.6%

*CMS operating earnings, adjusted to exclude 2013 acquisition costs, increased 10.0%

Fourth quarter 2013 commercial aircraft segment (CAS) revenues increased 19.6 percent while operating earnings of $84.0 million increased 22.4 percent as compared with the prior year period. Operating margin of 17.6 percent expanded 40 basis points as compared to the same period of the prior year, due to operating leverage at the higher revenue level and ongoing operational efficiency initiatives.

Fourth quarter 2013 consumables management segment (CMS) revenues increased 7.2 percent while operating earnings, adjusted to exclude 2013 acquisition costs, were $60.3 million, an increase of 10.0 percent as compared to the fourth quarter of the prior year.  Operating margin adjusted to exclude both 2013 acquisition costs and $5.0 million of integration and transition (AIT) costs related to acquisitions completed in earlier periods, was 20.2 percent, an increase of 70 basis points as compared with the prior year period similarly adjusted to exclude AIT costs.

Fourth quarter 2013 business jet segment (BJS) operating earnings of $17.8 million increased 21.1 percent as compared with the prior year period and operating margin of 17.3 percent expanded 300 basis points as compared with the prior year period reflecting an improved mix of revenues and ongoing operational efficiency initiatives.  Fourth quarter BJS revenues were adversely impacted by customer requests to pull forward previously scheduled fourth quarter deliveries into the third quarter to meet customers’ requirements.  For the full year BJS revenues increased 15.3 percent as compared with the prior year and BJS revenue is expected to show strong year-over-year revenue growth in the first quarter of 2014.

FULL YEAR CONSOLIDATED RESULTS

For the year ended December 31, 2013, revenues of $3.48 billion increased 12.9 percent while GAAP operating earnings of $629.3 million increased 16.5 percent and GAAP operating margin of 18.1 percent expanded 60 basis points, all as compared with the prior year.

For the year ended December 31, 2013, earnings per diluted share, excluding 2013 acquisition costs, were $3.55 per share, an increase of 25.4 percent, as compared with prior year period adjusted to exclude 2012 debt prepayment costs.  GAAP net earnings and GAAP earnings per diluted share were $365.6 million and $3.52 per share, increases of 25.5 percent and 24.4 percent, respectively, as compared with full year 2012 adjusted to exclude third quarter 2012 debt prepayment costs.

FULL YEAR SEGMENT RESULTS

The following is a tabular summary and commentary of revenues and operating earnings by segment for the full year ended December 31, 2013 and 2012:

	REVENUES
	($ in millions)
Segment	2013	2012	% Change
Commercial aircraft	$1,784.7	$1,551.2	15.1%
Consumables management	1,280.4	1,171.0	9.3%
Business jet	418.6	363.1	15.3%
Total	$3,483.7	$3,085.3	12.9%

	OPERATING EARNINGS
	($ in millions)
Segment	2013	2012	% Change
Commercial aircraft	$320.3	$271.3	18.1%
Consumables management *	240.0	216.7	10.8%
Business jet	69.0	52.0	32.7%
Total	$629.3	$540.0	16.5%

*CMS operating earnings, adjusted to exclude 2013 acquisition costs, increased 13.2%

For the year ended December 31, 2013, CAS operating earnings of $320.3 million increased 18.1 percent as compared with the prior year and operating margin of 17.9 percent expanded 40 basis points due to operating leverage at the higher revenue level and ongoing operational efficiency initiatives.

For the year ended December 31, 2013, CMS operating earnings of $240.0 million increased 10.8 percent, and operating margin of 18.7 percent expanded 20 basis points as compared with the prior year.  Operating earnings, adjusted to exclude 2013 acquisition costs, were $245.2 million, an increase of 13.2 percent.  Operating margin, adjusted to exclude both 2013 acquisition costs and AIT costs, was 20.6 percent, an increase of 60 basis points as compared with the prior year similarly adjusted to exclude AIT costs.

For the year ended December 31, 2013, BJS operating earnings of $69.0 million increased 32.7 percent as compared with the prior year period. Operating margin of 16.5 percent expanded 220 basis points, reflecting the increase in revenues, an improved mix of revenues and ongoing operational efficiency initiatives.

RECENT ACQUISITION ACTIVITY

The Company’s consumables management segment completed two acquisitions, one in the third quarter, Blue Dot Energy Services, one in the fourth quarter, Bulldog Rentals, and reached agreement to acquire two additional companies, LT Energy Services and Wildcat Wireline, all in the oilfield rental equipment and services business.  Revenues from the companies associated with the fourth quarter acquisition and agreements were approximately $145 million for all of 2013, none of which is included in 2013 results.  The Company expects to pay approximately $310 million, including acquisition costs, for these three businesses.  As a result of these transactions, the Company will have established rental equipment and services businesses in both the northeast and southwest regions of the United States.  2013 proforma aggregate revenues, assuming the acquisitions were completed on January 1, 2013, from all of these transactions as well as Blue Dot would have comprised approximately 5 percent of the Company’s proforma 2013 revenues.

LIQUIDITY AND BALANCE SHEET METRICS

Free cash flow of $98.5 million in the fourth quarter represents a free cash flow conversion ratio of 108.7 percent of net earnings. For the year ended December 31, 2013, free cash flow of $224.2 million represents a free cash flow conversion ratio of 61.3 percent of net earnings.  During the fourth quarter of 2013, the Company used approximately $42 million of cash related to the acquisitions discussed above.

As of December 31, 2013, cash was $638 million, net debt, which represents total long-term debt of $1.96 billion less cash, was $1.32 billion and the Company’s net debt-to-net capital ratio was 33.6 percent.

BOOKINGS/BACKLOG

Bookings during the fourth quarter of 2013 were strong at approximately $920 million, a quarterly record, and reflect a book-to-bill ratio of 1.02 to 1.  Backlog as of December 31, 2013 was approximately $3.8 billion, while awarded but unbooked backlog was approximately $5.0 billion, bringing total backlog, both booked and awarded but unbooked, to approximately $8.8 billion.

During the fourth quarter, the consumables management segment won two significant long-term programs.  The first was a contract extension and enhancement with United Technologies Corp. (UTC) in which B/E Aerospace will provide aerospace fasteners, hardware, consumables, and logistical services to UTC’s aerospace business units (Goodrich, Hamilton Sundstrand, Pratt & Whitney and Sikorsky Aircraft) through 2022.  The total value of the UTC program is expected to be approximately $950 million.  The second program was an award from AgustaWestland to supply aerospace fasteners, consumables, and logistical services for their global operations through 2018.  The majority of this award was a market share gain.  The total value of the AgustaWestland program is expected to be approximately $200 million.

OUTLOOK

Commenting on the Company’s outlook, Mr. Khoury concluded, “Our total backlog, both booked and awarded but unbooked, of approximately $8.8 billion, our expectation for robust wide-body aircraft deliveries, our expectation of strong revenue growth from our SFE program deliveries, and the expectation for continued growth in global passenger travel, all provide a basis for our expectation of continued strong revenue growth.”

The Company’s 2014 financial guidance is as follows:

•
The Company expects continued strong bookings in 2014 driven by the Company’s record backlog, the robust wide-body aircraft delivery outlook, bookings from prior SFE awarded programs, and a continuing recovery in aftermarket demand.

•	2014 revenues are expected to be approximately $4.0 billion.

•	The Company expects 2014 earnings per share of approximately $4.25 per diluted share representing an increase of approximately 21 percent as compared to 2013 earnings per diluted share.

•	2014 free cash flow conversion ratio is expected to be approximately 65 percent of net earnings.

Adjusted net earnings, adjusted diluted net earnings per common share, adjusted operating earnings, adjusted operating margin, CMS adjusted operating earnings, CMS adjusted operating margin, free cash flow and free cash flow conversion ratio are presented in this press release; these are non-GAAP financial measures.  For more information see “Reconciliation of Non-GAAP Financial Measures”.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements involve risks and uncertainties. The Company’s actual experience and results may differ materially from the experience and results anticipated in such statements.  Factors that might cause such a difference include those discussed in the Company’s filings with the Securities and Exchange Commission (SEC), which include its Proxy Statement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. For more information, see the section entitled “Forward-Looking Statements” contained in the Company’s Annual Report on Form 10-K and in other filings. The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws and rules and regulations of the SEC, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About B/E Aerospace, Inc.

B/E Aerospace is the world’s leading manufacturer of aircraft cabin interior products and the world’s leading provider of aerospace fasteners, consumables and logistics services including oilfield rental equipment and services.  B/E Aerospace designs, develops and manufactures a broad range of products for both commercial aircraft and business jets.  B/E Aerospace manufactured products include aircraft cabin seating, lighting systems, oxygen systems, food and beverage preparation and storage equipment, galley systems, and modular lavatory systems.  The Company also provides cabin interior reconfiguration, program management and certification services.  B/E Aerospace sells and supports its products through its own global direct sales and product support organization.  For more information, visit the B/E Aerospace website at www.beaerospace.com.

B/E AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In Millions, Except Per Share Data)

	THREE MONTHS ENDED		YEAR ENDED
	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012

Revenues	$903.1	$803.2	$3,483.7	$3,085.3
Cost of sales	562.4	504.2	2,154.8	1,921.2
Selling, general and administrative	129.2	109.1	478.7	432.4
Research, development and engineering	54.6	51.8	220.9	191.7

Operating earnings	156.9	138.1	629.3	540.0

Operating earnings, as a percentage of revenues	17.4%	17.2%	18.1%	17.5%

Interest expense	30.9	31.0	122.5	124.4
Debt prepayment costs	-	-	-	82.1

Earnings before income taxes	126.0	107.1	506.8	333.5

Income taxes	35.4	31.9	141.2	99.8

Net earnings	$90.6	$75.2	$365.6	$233.7

Net earnings per common share:
Basic	$0.88	$0.73	$3.54	$2.29
Diluted	$0.87	$0.73	$3.52	$2.27

Weighted average common shares:
Basic	103.4	102.5	103.2	102.2
Diluted	104.2	103.4	103.9	102.9

B/E AEROSPACE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Millions)

	December 31,	December 31,
	2013	2012
ASSETS

Current assets:
Cash and cash equivalents	$637.8	$513.7
Accounts receivable	484.1	401.7
Inventories	1,943.8	1,752.9
Deferred income taxes	29.4	42.4
Other current assets	64.6	55.9
Total current assets	3,159.7	2,766.6
Long-term assets	2,536.5	2,339.8
	$5,696.2	$5,106.4

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$879.1	$760.7
Total long-term liabilities	2,207.9	2,166.8
Total stockholders' equity	2,609.2	2,178.9
	$5,696.2	$5,106.4

B/E AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In Millions)

	Year Ended December 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$365.6	$233.7
Adjustments to reconcile net earnings to net cash flows provided by operating activities, net of effects from acquisitions:
Depreciation and amortization	89.6	75.0
Deferred income taxes	32.9	37.3
Non-cash compensation	24.2	24.5
Tax benefits realized from prior exercises of employee stock options and restricted stock	(9.2)	(7.0)
Provision for doubtful accounts	1.3	4.8
Loss on disposal of property and equipment	6.5	2.4
Debt prepayment costs	--	82.1
Changes in operating assets and liabilities:
Accounts receivable	(67.2)	(32.0)
Inventories	(181.8)	(169.7)
Other current and non-current assets	(8.3)	(18.2)
Accounts payable and accrued liabilities	129.6	122.2
Net cash flows provided by operating activities	383.2	355.1

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(159.0)	(125.4)
Acquisitions, net of cash acquired	(118.1)	(649.7)
Other	0.1	2.6
Net cash flows used in investing activities	(277.0)	(772.5)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common stock issued	6.4	5.8
Purchase of treasury stock	(3.3)	(2.6)
Proceeds from long-term debt	--	1,316.0
Principal payments on long-term debt	(0.3)	(600.5)
Debt prepayment costs	--	(71.7)
Debt origination costs	--	(30.3)
Tax benefits realized from prior exercises of employee stock options and restricted stock	9.2	7.0
Borrowings on line of credit	--	215.0
Repayments on line of credit	--	(215.0)
Net cash flows provided by financing activities	12.0	623.7

Effect of foreign exchange rate changes on cash and cash equivalents	5.9	3.9

Net increase in cash and cash equivalents	124.1	210.2
Cash and cash equivalents, beginning of year	513.7	303.5
Cash and cash equivalents, end of year	$637.8	$513.7

B/E AEROSPACE, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This release includes “adjusted net earnings,” “adjusted net earnings per diluted share,” “adjusted operating earnings,” “adjusted operating margin,” “CMS adjusted operating earnings,” “CMS adjusted operating margin,” “free cash flow,” and “free cash flow conversion ratio,” each of which are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (Exchange Act).

For 2013 results the Company defines “adjusted net earnings” as net earnings as reported under GAAP excluding 2013 acquisition costs of $5.2 million.  The Company defines “adjusted net earnings per diluted share” as net earnings per diluted share, as reported under GAAP excluding 2013 acquisition costs.

For 2012 results the Company defines “adjusted net earnings” as net earnings as reported under GAAP excluding debt prepayment costs.  The Company defines “adjusted net earnings per diluted share” as net earnings per diluted share, as reported under GAAP excluding debt prepayment costs.

The Company defines “adjusted operating earnings” as operating earnings as reported under GAAP excluding 2013 acquisition costs. “Adjusted operating margin” is adjusted operating earnings reflected as a percentage of revenue for the relevant period on a consolidated or segment basis.

The Company defines “CMS adjusted operating earnings” as CMS operating earnings excluding 2013 acquisition costs. “CMS adjusted operating margin” is adjusted CMS operating earnings, as further adjusted to exclude AIT costs, reflected as a percentage of revenue for the relevant period on a segment basis.

The Company uses adjusted operating earnings, adjusted operating margin, CMS adjusted operating earnings, CMS adjusted operating margin, adjusted net earnings and adjusted earnings per diluted share to evaluate and assess the operational strength and performance of the business and of particular segments of the business. The Company believes these financial measures are relevant and useful for investors because it allows investors to have a better understanding of the Company’s actual operating performance unaffected by the 2013 acquisition costs and AIT costs associated with recent acquisitions, and the costs associated with our third quarter 2012 debt refinancing. These financial measures should not be viewed as a substitute for, or superior to, operating earnings, in the case of adjusted operating earnings, or net earnings, the most directly comparable GAAP measures, as a measure of the Company’s operating performance.

The Company defines “free cash flow” as net cash flows provided by operating activities less capital expenditures.  The Company uses free cash flow to provide investors with an additional perspective on the Company’s cash flow provided by operating activities after taking into account reinvestments.  Free cash flow does not take into account debt service requirements and therefore does not reflect an amount available for discretionary purposes.  The Company defines “free cash flow conversion ratio” as free cash flow expressed as a percentage of the Company’s net earnings.  The Company uses free cash flow conversion ratio to provide investors with a measurement of its ability to convert earnings into free cash flow. These financial measures should not be viewed as a substitute for, or superior to, net cash flows provided by operating activities, the most directly comparable GAAP measure, as a measure of the Company’s liquidity or operating performance.

Pursuant to the requirements of Regulation G of the Exchange Act, we are providing the following tables that reconcile non-GAAP financial measures to the most directly comparable GAAP financial measures:

RECONCILIATION OF NET EARNINGS PER DILUTED SHARE
TO ADJUSTED NET EARNINGS PER DILUTED SHARE
(In Millions, Except Per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net earnings, as reported	$90.6	$75.2	$365.6	$233.7
Debt prepayment costs	-	-	-	82.1
2013 acquisition costs	5.2	-	5.2	-
Adjustment to income taxes fordebt prepayment costs ¹	-	-	-	(24.5)
Adjustment to income taxes for 2013 acquisition costs ¹	(1.5)	-	(1.5)	-
Adjusted net earnings	$94.3	$75.2	$369.3	$291.3
Adjusted diluted net earnings per common share	$0.90	$0.73	$3.55	$2.83

Diluted weighted average common shares	104.2	103.4	103.9	102.9

¹Adjustments to income taxes are based on an effective tax rate of ~28.1% for Q4 2013 and ~27.9% for the full year 2013; and ~29.9% for the full year 2012

RECONCILIATION OF OPERATING EARNINGS
TO ADJUSTED OPERATING EARNINGS EXCLUDING 2013 ACQUISITION COSTS
(In Millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Operating earnings	$156.9	$138.1	$629.3	$540.0
2013 acquisition costs	5.2	-	5.2	-
Adjusted operating earnings	$162.1	$138.1	$634.5	$540.0

RECONCILIATION OF CONSUMABLES MANAGEMENT SEGMENT
OPERATING EARNINGS TO ADJUSTED OPERATING EARNINGS
EXCLUDING 2013 ACQUISITION COSTS
(In Millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Operating earnings	$55.1	$54.8	$240.0	$216.7
2013 acquisition costs	5.2	-	5.2	-
Adjusted operating earnings	$60.3	$54.8	$245.2	$216.7

RECONCILIATION OF CONSUMABLES MANAGEMENT SEGMENT
OPERATING EARNINGS TO ADJUSTED OPERATING EARNINGS
EXCLUDING 2013 ACQUISITION COSTS AND AIT COSTS
(In Millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Operating earnings	$55.1	$54.8	$240.0	$216.7
2013 acquisition costs	5.2	-	5.2	-
AIT costs	5.0	4.1	19.0	17.2
Adjusted operating earnings	$65.3	$58.9	$264.2	$233.9

RECONCILIATION OF NET CASH FLOW PROVIDED BY
OPERATING ACTIVITIES TO FREE CASH FLOW
(In Millions)

	Three
	Months Ended	Year Ended
	December 31,	December 31,
	2013	2013

Net cash flow provided by operating activities	$143.8	$383.2
Capital expenditures	(45.3)	(159.0)
Free cash flow	$98.5	$224.2

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